As filed with the Securities and Exchange Commission on October 5, 2006

Registration No. 333-137214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Oregon	93-1135197
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1521 Poplar Lane

Forest Grove, Oregon 97116

(503) 359-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Going

Vice President, General Counsel and Secretary

Merix Corporation

1521 Poplar Lane

Forest Grove, Oregon 97116

(503) 359-9300

(Name, address, including zip code, and telephone number, including area code of agent for service)

With Copies to:

Patrick J. Simpson

Perkins Coie LLP

1120 N.W. Couch, Tenth Floor

Portland, Oregon 97209

(503) 727-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registrant Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities. All amounts are estimates other than the Securities and Exchange Commission registration fee.

Amount to be Paid
SEC registration fee*	$7,490
Printing fees	$40,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$250,000
Trustees’ and Transfer Agents’ fees and expenses	$20,000
Miscellaneous	$100,000

Total	$667,490

*	Actual; other expenses are estimates

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article V of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the registrant and its shareholders.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VI of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our executive officers and directors for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable.

ITEM 16.	EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index following the signature pages hereto and are incorporated herein by this reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MERIX CORPORATION

Date: October 4, 2006	By:	/s/ MARK R. HOLLINGER
Mark R. Hollinger
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities indicated below on the 4th day of October, 2006.

Signature	Title

/s/ MARK R. HOLLINGER Mark R. Hollinger	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ KELLY LANG Kelly Lang	Vice President, Finance (Principal Financial and Accounting Officer)

/s/ CHEE W. CHEUNG* Chee W. Cheung	Director

/s/ KIRBY A. DYESS* Kirby A. Dyess	Director

/s/ CARLENE M. ELLIS* Carlene M. Ellis	Director

/s/ DONALD D. JOBE* Donald D. Jobe	Director

/s/ GEORGE H. KERCKHOVE* George H. Kerckhove	Director

/s/ WILLIAM W. LATTIN* Dr. William W. Lattin	Director

/s/ W. C. MCCORMICK* William C. McCormick	Director

/s/ ROBERT C. STRANDBERG* Robert C. Strandberg	Director

*By:	/S/ MARK R. HOLLINGER
Mark R. Hollinger, Attorney-in-fact

S-1

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10K for the fiscal year ended May 26, 2001)

4.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended May 27, 2006)

4.3	Indenture, dated May 16, 2006, between the Registrant and U.S. Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2006)

4.4	Form of 4% Convertible Senior Subordinated Note Due 2013 (included in Section 2.2 of Exhibit 4.3)

5.1	Opinion of Perkins Coie LLP with respect to the legality of the securities being registered*

10.1	Registration Rights Agreement dated as of May 16, 2006, between the Registrant and Thomas Weisel Partners LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2006)

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Perkins Coie LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney*

25.1	Statement of Eligibility of U.S. Bank National Association

*	Previously filed.